SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM 15


 Certification and Notice of Termination of Registration under
    Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d)
             of the Securities Exchange Act of 1934.


                                  Commission File Number 0-16795

          Bass Mortgage Income Fund I, Limited Partnership
      (Exact name of registrant as specified in its charter)

    P. O. Box 23343, Hilton Head Island, South Carolina 29925
                         (803)757-6660
(Address, telephone number of registrant's principal executive offices)

                       Depository Units
     (Title of each class of securities covered by this Form)

                             None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(i)   [ ]
    Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(1)(ii)  [ ]
    Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(i)   [ ]
    Rule 12g-4(a)(2)(ii)  [ ]          Rule 12h-3(b)(2)(ii)  [ ]
                                       Rule 15d-6            [ ]


Approximate number of holders of record as of the certification or notice date: 0

    Pursuant to the requirements of the Securities Exchange Act of 1934, BASS MORTGAGE INCOME FUND I, LIMITED PARTNERSHIP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 26, 1995

                              BASS MORTGAGE INCOME FUND I,
                              LIMITED PARTNERSHIP,
                              Managing General Partner

                              By: Marion Bass Mortgage and
                                  Investment Corp.


                              By: (Signature of Marion F. Bass appears here)
                                  Marion F. Bass, President